     As filed with the Securities and Exchange Commission on August 12, 1996

                                               REGISTRATION NO. 333- __________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                           ---------------------------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                           ---------------------------


                                IPL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


                MASSACHUSETTS                           04-2511897
         (State or other jurisdiction       (I.R.S. Employer Identification No.)
              of incorporation)


          124 ACTON STREET, MAYNARD, MASSACHUSETTS 01754 (508) 461-1000 (Address and telephone number of registrant's principal executive offices)


                           ---------------------------


                     1996 CONSOLIDATED EQUITY INCENTIVE PLAN

                            (Full Title of the Plan)

                          RONALD J. GELLERT, PRESIDENT
                                IPL Systems, Inc.
                                124 Acton Street
                          Maynard, Massachusetts 01754
                                 (508) 461-1000

            (Name, address and telephone number of agent for service)

                                 with copies to:

                         NATHANIEL S. GARDINER, ESQUIRE
                              Palmer & Dodge LLP
                              One Beacon Street
                           Boston, Massachusetts 02108
                                 (617) 573-0293

                           ---------------------------


                                         CALCULATION OF REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------------------

    Title of Securities to be            Amount to be              Proposed             Proposed Maximum          Amount of
            Registered                    Registered           Maximum Offering        Aggregate Offering      Registration Fee
                                                              Price Per Share (1)          Price (1)
- -----------------------------------------------------------------------------------------------------------------------------------
Class A Common Stock,
$.01 par value                          765,000 shares            $2.13                    $1,629,450             $561.88
- -----------------------------------------------------------------------------------------------------------------------------------

(1)      Estimated solely for the purpose of determining the registration fee and computed pursuant to Rule 457(h) based upon the average of the high and low sale prices on August 6, 1996 as reported by the NASDAQ National Market System.

================================================================================

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
- ------   ----------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (File No. 0-10370) filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the latest fiscal year covered by the report referred to in (a) above.

     (c) The description of the Company's Class A Common Stock contained in its Registration Statement on Form 8-A/A (File No. 0-10370), including any amendment or report filed for the purpose of updating such description.

     All reports and other documents filed after the date of this Registration Statement by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment that indicates that all shares of Class A Common Stock offered hereby have been sold or which deregisters all shares of Class A Common Stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.
- -------  --------------------------

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel.
- -------  ---------------------------------------

         The validity of the Class A Common Stock offered hereby will be passed upon for the Company by Palmer & Dodge LLP, Boston, Massachusetts. Nathaniel S. Gardiner, a partner of Palmer & Dodge, is Clerk of the Company.

Item 6.  Indemnification of Directors and Officers.
- -------  ------------------------------------------

         Section 67 of Chapter 156B of the General Laws of Massachusetts provides that officers and directors, subject to certain limitations, may be indemnified by the Company to the extent authorized in its Articles of Organization or by-laws adopted by the stockholders or vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors and that officers who are not directors may be indemnified to the extent authorized by the directors.

         Article X of the Company's By-Laws provides as follows:

                  The corporation shall, to the extent legally permissible, indemnify each person who may serve or who has served at any time as a director or officer of the corporation or of any of its subsidiaries, or who at the request of the corporation may serve or at any time has served as a director, officer or trustee of, or in a similar capacity with, another organization or an employee benefit plan, against all expenses and liabilities (including counsel fees, judgments, fines, excise taxes, penalties and amounts payable in settlements) reasonably incurred by or imposed upon such person in connection with any threatened, pending or completed action, suit or other proceeding, whether civil, criminal, administrative or investigative, in which he may become involved by reason of his serving or having served in such capacity (other than a proceeding voluntarily initiated by such person unless he is successful on the merits, the proceeding was authorized by the corporation or the proceeding seeks a declaratory judgment regarding his own conduct); provided that no indemnification shall be provided for any such person with respect to any matter as to which he shall have been finally adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation or, to the extent such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; and provided, further, that as to any matter disposed of by a compromise payment by such person, pursuant to a consent decree or otherwise, the payment and indemnification thereof have been approved by the corporation, which approval shall not unreasonably be withheld, or by a court of competent jurisdiction. Such indemnification shall include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of an undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under this article, which undertaking may be accepted without regard to the financial ability of such person to make repayment.

                  A person entitled to indemnification hereunder whose duties include service or responsibilities as a fiduciary with respect to a subsidiary or other organization shall be deemed to have acted in good faith in the reasonable belief that his action was in the best interests of the corporation if he acted in good faith in the reasonable belief that his action was in the best interests of such subsidiary or organization or of the participants or beneficiaries of, or other persons with interests in, such subsidiary or organization to whom he had a fiduciary duty.

                  Where indemnification hereunder requires authorization or approval by the corporation, such authorization or approval shall be conclusively deemed to have been obtained, and in any case where a director of the corporation approves the payment of indemnification, such director shall be wholly protected, if:

                       (i) the payment has been approved or ratified (1) by a majority vote of a quorum of the directors consisting of persons who are not at that time parties to the proceeding,
                  (2) by a majority vote of a committee of two or more directors who are not at that time parties to the proceeding and are selected for this purpose by the full board (in which selection directors who are parties may participate), or (3) by a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the proceeding; or

                       (ii) the action is taken in reliance upon the opinion of independent legal counsel (who may be counsel to the corporation) appointed for the purpose by vote of the directors or in the manner specified in clauses (1), (2) or
                  (3) of subparagraph (i); or

                       (iii) the payment is approved by a court of competent jurisdiction; or

                       (iv) the directors have otherwise acted in accordance with the standard of conduct set forth in the Massachusetts Business Corporation Law.

                  Any indemnification or advance of expenses under this article shall be paid promptly, and in any event within 30 days, after the receipt by the corporation of a written request therefor from the person to be indemnified, unless with respect to a claim for indemnification the corporation shall have determined that the person is not entitled to indemnification. If the corporation denies the request or if payment is not made within such 30 day period, the person seeking to be indemnified may at any time thereafter seek to enforce his rights hereunder in a court of competent jurisdiction and, if successful in whole or in part, he shall be entitled also to indemnification for the expenses of prosecuting such action. Unless otherwise provided by law, the burden of proving that the person is not entitled to indemnification shall be on the corporation.

                  The right of indemnification under this article shall be a contract right inuring to the benefit of the directors, officers and other persons entitled to be indemnified hereunder and no amendment or repeal of this article shall adversely affect any right of such director, officer or other person existing at the time of such amendment or repeal.

                  The indemnification provided hereunder shall inure to the benefit of the heirs, executors and administrators of a director, officer or other person entitled to indemnification hereunder. The indemnification provided hereunder may, to the extent authorized by the corporation, apply to the directors, officers and other persons associated with constituent corporations that have been merged into or consolidated with the corporation who would have been entitled to indemnification hereunder had they served in such capacity with or at the request of the corporation.

                  The right of indemnification under this article shall be in addition to and not exclusive of all other rights to which such director or officer or other persons may be entitled. Nothing contained in this article shall affect any rights to indemnification to which corporation employees or agents other than directors and officers and other persons entitled to indemnification hereunder may be entitled by contract or otherwise under law.

         The Company also has entered into agreements with its officers and directors affirming the Company's obligation to indemnify them against all claims arising out of their services to or for the Company, except as prohibited by law, and providing various other protections to such officers and directors.

         All directors and officers are insured up to an aggregate amount of $8,000,000 under a Directors' and Officers Liability and Company Reimbursement Policy.

Item 7.  Exemption from Registration Claimed.
- -------  ------------------------------------

         Not applicable.

Item 8.  Exhibits.
- -------  ---------

         See Exhibit Index on page 7.

Item 9.  Undertakings.
- -------  -------------

         (a)   The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Maynard, Commonwealth of Massachusetts, on this 12th day of August, 1996.

                                       IPL SYSTEMS, INC. (Registrant)

                                       By: /s/ Ronald J. Gellert
                                           ------------------------------------
                                           Ronald J. Gellert
                                           President and
                                           Chief Executive Officer


                                POWER OF ATTORNEY

         We, the undersigned officers and directors of IPL Systems, Inc., hereby severally constitute and appoint Ronald J. Gellert and Eugene F. Tallone, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

         Witness our hands and common seal on the dates set forth below.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

 Signature                          Title
 ---------                          -----

 /s/ Ronald J. Gellert      President,                          August 12, 1996
 ------------------------   Chief Executive Officer
 Ronald J. Gellert          and Director
                            (Principal Executive Officer)


 /s/ Eugene F. Tallone      Chief Financial Officer,            August 12, 1996
 ------------------------   Vice President -- Finance and
 Eugene F. Tallone          Treasurer
                            (Principal Financial Officer and
                            Principal Accounting Officer)

 /s/ Stephen J. Ippolito           Director                August 12, 1996
 --------------------------
 Stephen J. Ippolito

 /s/ Cornelius P. McMullan         Director                August 12, 1996
- --------------------------
 Cornelius P. McMullan

 /s/ Harris Ravine                 Director                August 12, 1996
- --------------------------
 Harris Ravine

                                  EXHIBIT INDEX
                                  -------------

EXHIBIT                                                                 PAGE
NUMBER                 DESCRIPTION                                     NUMBER
- ------                 -----------                                     ------

4.1           Restated Articles of Organization dated March
              27, 1981 and Articles of Amendment dated
              May 12, 1981 and July 8, 1992, filed as Exhibit
              3.1 to the Company's Annual Report on Form
              10-K for the fiscal year ended December 31,
              1992 and incorporated herein by reference.                 *

4.2           By-Laws of the Company, as amended, filed as
              Exhibit 3.2 to the Company's Annual Report
              on Form 10-K for the fiscal year ended
              December 31, 1987 and incorporated herein by
              reference.                                                 *

5.1           Opinion of Palmer & Dodge as to the legality
              of the securities registered hereunder.                    9

23.1          Consent of Deloitte & Touche, independent
              certified public accountants.                              11

23.2          Consent of Palmer & Dodge (contained in
              Opinion of Palmer & Dodge filed as Exhibit 5.1).

24.1          Power of Attorney (set forth on the Signature
              Page to this Registration Statement).

99.1          1996 Consolidated Equity Incentive Plan.                   13

- ----------------

* Incorporated by reference